Exhibit 10.21

Certain information identified with brackets has been excluded from this exhibit in accordance with Item 601(b) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

ServiceSource International, Inc.

2020 Equity Incentive Plan

Performance Stock Unit Award Agreement

Participant: [Recipient Name]

We are pleased to inform you that ServiceSource International, Inc. (the “Company”) has made an award of performance-vested restricted stock units to you (the “Performance Stock Units”) as indicated in this Performance Stock Unit Award Agreement (this “Award Agreement”). The Performance Stock Units are issued pursuant to the Company’s 2020 Equity Incentive Plan (the “Plan”) and are subject to and governed by the Plan generally.  All capitalized terms not defined herein shall have the meanings given to such terms in the Plan.

Notice of Award

Grant Date	March 1, 2021
Target Performance Stock Units	__________ (“Target PSUs”)
Maximum Performance Stock Units	__________ (“Max PSU”)
Performance Period	January 1, 2021 – December 31, 2021
Vesting Date	March 1, 2022
Overview

This award of Performance Stock Units entitles you to earn shares of Common Stock based on the satisfaction of the performance goals set forth in Appendix A and your Continuous Service (defined below) through the Vesting Date set forth above.  Upon the termination of your Continuous Service with the Company or its Subsidiaries for any or no reason prior to the Vesting Date, you shall automatically and immediately forfeit all Performance Stock Units and rights to earn or receive Common Stock hereunder.

You have no rights as a stockholder of the Company pursuant to this Agreement until such time, if any, as shares of Common Stock are issued to you.
Award Determination

On the Determination Date, the Company will determine the number of Performance Stock Units that vested (the “Vested PSUs”) on the Vesting Date by applying the formulas in Appendix A taking into account the level of achievement of the relevant performance goals over the Performance Period and the Target PSUs awarded to you. The Vested PSUs, if any, may be greater than or less than the Target PSUs, but can never exceed the Max PSUs. The Company shall issue you one share of Common Stock for each Vested PSU, as described in the “Payment” section below.

Determination Date	The “Determination Date” is the date on which the Company files its Annual Report on Form 10-K for the Company’s 2021 fiscal year.
Continuous Service

The term “Continuous Service” shall mean your uninterrupted service to the Company or its Subsidiaries as an Employee, Outside Director, or Consultant.  The Administrator shall determine in its discretion whether and when your Continuous Service has ended (including as a result of any leave of absence); provided, however, that your Continuous Service shall not be deemed to have ended in the event you retire or otherwise terminate as an Employee but continue to perform services for the Company as an Outside Director or Consultant.

Change in Control

Prior to the End of the Performance Period

In the event of a Change in Control prior to the end of the Performance Period, the Performance Period shall be deemed to have ended immediately prior to the Change in Control, and you shall be credited with a number of conditionally-earned PSUs (“Conditional PSUs”), if any, determined in accordance with Appendix A based on performance through the date of the Change in Control; provided, however, that the performance goals in Appendix A shall be adjusted in the Administrator’s sole discretion to account for the truncation of the performance period on the date of the Change in Control and the Administrator may adopt reasonable procedures for determining the level of achievement of any financial metrics, such as using audited financial statements from the most recently completed fiscal quarter. The Conditional PSUs will vest and become Vested PSUs on the Vesting Date, subject to your Continuous Service with the Company or its Subsidiaries or any successor company through such date.  If this award is not assumed by the successor in any Change in Control transaction, your Conditional PSUs shall vest and become Vested PSUs immediately upon the Change in Control.

On or After the End of the Performance Period

In the event of a Change in Control on or following the end of the Performance Period, the Company shall promptly determine your Conditional PSUs, and may do so without waiting for the occurrence of the Determination Date and may use reasonable procedures for determining the level of achievement of any financial metrics.  Your Conditional PSUs will then become Vested PSUs on the Vesting Date, subject to your Continuous Service with the Company or its Subsidiaries or any successor corporation through such date.  If this award is not assumed by the successor in any Change in Control transaction, your Conditional PSUs shall vest and become Vested PSUs immediately upon the Change in Control.

Payment

The Company shall issue to you one share of Common Stock for each Vested PSU, with the delivery of such Common Stock to occur within seventy-four (74) days following the date on which such Performance Stock Units became Vested PSUs.

Employment Agreement

Nothing herein shall diminish any rights to accelerated vesting you may have under your most recent Employment and Confidential Information Agreement between you and the Company, which rights shall be in addition to any vesting rights you may have hereunder.

Other Terms and Conditions	Are set forth in the accompanying Performance Stock Unit Award Terms and Conditions and the Plan.

Acceptance of Award

By your signature below, you agree that the Performance Stock Units granted hereby are granted under and governed by the terms and conditions of the Plan and of this Performance Stock Unit Award Agreement (including the accompanying Performance Stock Unit Award Terms and Conditions and any Appendix) (the “Award Documents”).  You hereby represent and acknowledge that you been provided the opportunity to review the Plan and the Award Documents in their entirety, and you hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Award Documents.

PARTICIPANT Signature Date	SERVICESOURCE INTERNATIONAL, INC. By: Name: Megan Fine Title: SVP, General Counsel Date

Participant Residence Address:

_____________________________________________________________________________

Appendix A

Performance Goals

• • • •
Performance Goals

The performance goals for this award shall be based on:

•
H1 Revenue
•
Annual Revenue
•
Annual Adjusted EBITDA, and
•
Annual Free Cash Flow.

H1 Revenue, Annual Revenue, Annual Adjusted EBITDA and Annual Free Cash Flow are defined and shall be determined as set forth below.

Determination of Vested PSUs

The number of Vested PSUs shall be determined as follows:

Vested PSUs =

(Target PSUs x 25% x H1 Revenue Achievement %)

+

(Target PSUs x 25% x Annual Revenue Achievement %)

+

(Target PSUs x 30% x Annual Adjusted EBITDA Achievement %)

+

(Target PSUs x 20% x Annual Free Cash Flow Achievement %)

H1 Revenue Achievement Percentage

The H1 Revenue Achievement Percentage (capped at 200%) shall be determined in accordance with the following chart, based on the Company’s H1 Revenue measured over the period January 1, 2021 – June 30, 2021.

H1 Revenue (Millions of $USD)	H1 Revenue Achievement Percentage
$[ ] or greater	[ ] %
$[ ]	[ ] %
$[ ]	[ ] %
$[ ]	[ ] %
$[ ]	[ ] %
Less than $[ ]	[ ] %

Annual Revenue Achievement Percentage	The Annual Revenue Achievement Percentage (capped at 200%) shall be determined in accordance with the following chart, based on the Company’s Annual Revenue measured over the Performance Period.

Annual Revenue (Millions of $USD)	Annual Revenue Achievement Percentage
$[ ] or greater	[ ] %
$[ ]	[ ] %
$[ ]	[ ] %
$[ ]	[ ] %
$[ ]	[ ] %
Less than $[ ]	[ ] %

Annual Adjusted EBITDA Percentage

The Annual Adjusted EBITDA Achievement Percentage (capped at 200%) shall be determined in accordance with the following chart, based on the Company’s Annual Adjusted EBITDA measured over the Performance Period.

Annual Adjusted EBITDA (Millions of $USD)	Annual Adjusted EBITDA Achievement Percentage
$[ ] or greater	[ ] %
$[ ]	[ ] %
$[ ]	[ ] %
$[ ]	[ ] %
$[ ]	[ ] %
Less than $[ ]	[ ] %

Annual Free Cash Flow Achievement Percentage

The Annual Free Cash Flow Achievement Percentage (capped at 200%) shall be determined in accordance with the following chart, based on the Company’s Annual Free Cash Flow measured over the Performance Period.

Annual Free Cash Flow (Millions of $USD)	Annual Free Cash Flow Percentage
$[ ] or greater	[ ] %
$[ ]	[ ] %
$[ ]	[ ] %
$[ ]	[ ] %
$[ ]	[ ] %
Less than $[ ]	[ ] %

Linear Interpolation

When H1 Revenue, Annual Revenue, Annual Adjusted EBITDA, or Annual Free Cash Flow, as applicable, for the relevant period falls between any of the hurdle amounts set forth in the charts above, the applicable “Achievement Percentage” shall be determined based on linear interpolation.

Definitions

“H1 Revenue” shall be Net Revenue of the Company for the period January 1, 2021 – June 30, 2021 as set forth in the Company’s 10-Q for the period ended June 30, 2021 and/or earnings press release and 8-K for the period ended June 30, 2021.

“Annual Revenue” shall be Net Revenue of the Company for the Performance Period as defined in the Company’s 10-K and/or earnings press release and 8-K for the Company’s 2021 fiscal year end.

“Annual Adjusted EBITDA” shall be the cumulative Adjusted EBITDA of the Company for the Performance Period as defined in the Company’s 10-K and/or earnings press release and 8-K for the Company’s 2021 fiscal year end.

Annual Free Cash Flow” shall be the Free Cash Flow of the Company for the Performance Period as defined in the Company’s 10-K and/or earnings press release and 8-K for the Company’s 2021 fiscal year end.

Determinations and Adjustments

It is the intent of the parties that the determinations herein shall mirror those under the Company’s cash-settled annual bonus plan (CIP) for fiscal year 2021, and all determinations hereunder shall be intended to match the determinations made under the annual bonus plan (CIP) for fiscal year 2021.  Without limiting the foregoing, if the occurrence of any unbudgeted or unanticipated item during the Performance Period  would make fair and equitable measurement of the performance goals no longer practical, the Administrator may adjust and modify the performance goals set forth herein to preserve (but not enhance) the incentives contemplated by this Award Agreement.  You hereby agree that any such adjustment or modification shall not be deemed to be an amendment to the Award Documents and shall not adversely affect your rights hereunder.  For purpose of this paragraph, unbudgeted or unanticipated items shall include, but not be limited to, costs associated with natural disasters, storms or pandemics (including, without limitation, COVID-19), foreign exchange variations, changes in accounting principles, material litigation costs that could not have been reasonably anticipated in the ordinary course of business, costs of severance or other reductions in force, capital markets transactions, restructurings or recapitalizations, business combinations or consolidations, stock splits or reverse splits, extraordinary special stock dividends, rights offerings, spin-offs, or similar transactions.

Performance Stock Unit Award Terms and Conditions

The following terms and conditions apply to the Performance Stock Units granted to you by the Company, as specified in the accompanying Performance Stock Unit Award Agreement (the “Award Agreement”).

1.Award of Performance Stock Units.  The Company has issued to you the Performance Stock Units set forth above in the Award Agreement, effective on the Grant Date, and subject to the terms and conditions set forth in the Award Agreement and the Performance Stock Unit Award Terms and Conditions (together, the “Award Documents”), and the Plan (which is incorporated herein by reference).

2.Performance Stock Units Non-Transferable.  Performance Stock Units (and related rights) may not be sold, assigned, alienated, transferred by gift or otherwise, pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise. Any attempt to assign, alienate, transfer, pledge, sell or otherwise dispose of the Performance Stock Units or its related rights shall be ineffective and, if any such attempt is made, the Performance Stock Units will be forfeited and all of your rights under the Plan and the Award Documents shall immediately terminate without any payment or consideration by the Company.

3.Vesting.  Unless otherwise provided in the Plan, your Performance Stock Units shall vest and become Vested PSUs in accordance with the terms and conditions of the Award Agreement.

4.Payment.  Payment in respect of Vested PSUs shall be made at the time(s) and in the form(s) set forth in the Award Agreement.

5.Termination of Continuous Service; Forfeiture.  Upon the termination of your Continuous Service for any reason, any Performance Stock Units that have not become or are not eligible to become Vested PSUs in accordance with Section 3 and the Award Agreement shall immediately be forfeited.  Upon forfeiture, you shall have no further rights with respect to such Performance Stock Units.

6.Tax Treatment; Section 409A.  You may incur tax liability as a result of the receipt of Performance Stock Units and payments thereunder.  You should consult your own tax adviser for tax advice.   You acknowledge that the Administrator, in the exercise of its sole discretion and without your consent, may amend or modify the Award Documents in any manner, and delay the payment of any amounts thereunder, to the minimum extent necessary to satisfy the requirements of Section 409A.  The Company will provide you with notice of any such amendment or modification.  This Section 6 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other actions or to indemnify you for any failure to do so.

7.Tax Withholding.  You shall make appropriate arrangements with the Company to provide for payment of all federal, state, local or foreign taxes of any kind required by law to be withheld in respect of your Performance Stock Units.  Such arrangements may include, but are not limited to, the payment of cash directly to the Company, withholding by the Company from other cash payments of any kind otherwise due you, or share withholding as described below.  Subject to the prior approval of the Administrator, which may be withheld by the Administrator in its sole discretion, you may be permitted to satisfy the minimum statutory withholding obligations, in whole or in part, (i) by having the Company withhold shares otherwise issuable to you or (ii) by delivering to the Company shares of Common Stock already owned by you.  The shares delivered or withheld shall have an aggregate Fair Market Value not in excess of the minimum statutory total tax withholding obligations.  In addition, to the extent provided by the Plan, you may elect to have the Company perform additional voluntary tax withholding through the withholding or delivery of shares up to the maximum statutory tax rates in your applicable jurisdictions.  The Fair Market Value of the shares used for tax withholding purposes shall be determined by the Company as of the date on which taxation occurs.  Shares used for tax withholding purposes must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements.  Any election to withhold or deliver shares shall be irrevocable, made in writing, signed by you, and shall be subject to any restrictions or limitations that the Administrator, in its sole discretion, deems appropriate.

8.Personal Information.  The Company and its Subsidiaries may collect, store, disclose, use, or otherwise process certain personal information about you for the purpose of managing and administering the Plan, such as your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Performance Stock Units and other equity awards or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in your favor (“Data”). The Company and/or its Subsidiaries may disclose Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and the Company and/or any of its Subsidiaries may each further disclose Data to any third parties assisting the Company in the implementation, administration and management of the Plan, including any Plan recordkeeper. These recipients may be located throughout the world, including the United States. You understand and agree that these parties may receive, possess, use, retain, transfer, and otherwise process the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer or disclosure of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf to a broker or other third party with whom you may elect to deposit any shares acquired pursuant to the Plan.  Notwithstanding anything to the contrary in this Section 8, you acknowledge and agree that the Company and its Subsidiaries may also collect, store, use, disclose, and otherwise process your Data where such processing is necessary to comply with a legal obligation, for the Company or its Subsidiaries’ legitimate business purposes, or with your consent if applicable law requires consent. You may, at any time, request to access, correct, delete or restrict processing of your Data by contacting the Company in writing. Applicable law may allow or require the Company to refuse to provide you with access to or to delete or restrict processing of some or all of the Data that the Company or its Subsidiaries hold about you, or the Company or its Subsidiaries may have destroyed, erased, or made such Data anonymous in accordance with applicable record retention obligations and practices. If the Company cannot provide you with access to, delete or restrict processing of your Data, the Company will inform you of the reasons why, subject to any legal or regulatory restrictions. For more information on the processing of your Data, contact your human capital representative.

9.Other Employee Benefits.  Except as specifically provided otherwise in any relevant employee benefit plan, program, or arrangement, the Performance Stock Units evidenced hereby are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

10.Electronic Delivery.  BY YOUR ACCEPTANCE OF THIS AWARD, YOU HEREBY CONSENT TO ELECTRONIC DELIVERY OF THE PLAN, AND ANY DISCLOSURE OR OTHER DOCUMENTS RELATED TO THE PLAN, INCLUDING FUTURE AWARD DOCUMENTS (COLLECTIVELY, THE “PLAN DOCUMENTS”).  THE COMPANY MAY DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO YOU BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION.  YOU ACKNOWLEDGE THAT YOU ARE ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING YOU THAT THE PLAN DOCUMENTS ARE AVAILABLE IN HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION. If you do not accept the Award documents within ninety (90) days of the Grant Date, the Award documents will be null and void following the ninetieth (90th) day after the Grant date and you will have no right or claim to the Award.

11.Notices.  Any notice required or permitted to be given hereunder shall be in writing and shall be given by hand delivery, by e-mail, by facsimile, or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to you, to your address now on file with the Company, or to such other address as either may designate in writing.  Any notice shall be deemed to be duly given as of the date delivered in the case of personal delivery, e-mail, or facsimile, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.

12.Amendment.  The Award Documents may be amended by the Administrator at any time without your consent if such amendment does not impair your rights hereunder or is otherwise permitted herein.  In all other cases, the Award Documents may not be amended or otherwise modified unless evidenced in writing and signed by the Company and by you.

13.Relationship to Plan.  Nothing in the Award Documents shall alter the terms of the Plan.  If there is a conflict between the terms of the Plan and the terms of the Award Documents, the terms of the Plan shall prevail.

14.Construction; Severability.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of these Performance Stock Unit Award Terms and Conditions.  The invalidity or unenforceability of any provision of the Award Documents shall not affect the validity or enforceability of any other provision thereof, and each other provision thereof shall be severable and enforceable to the extent permitted by law.

15.Waiver.  Any provision contained in the Award Documents may be waived, either generally or in any particular instance, by the Administrator appointed under the Plan, but only to the extent permitted under the Plan.

16.Binding Effect.  The Award Documents shall be binding upon and inure to the benefit of the Company and to you and your respective heirs, executors, administrators, legal representatives, successors and assigns.

17.Rights to Continuous Service.  Nothing contained in the Award Documents shall be construed as giving you any right to be retained in the employ or service of the Company or any of its Subsidiaries, and the Award Documents are limited solely to governing the parties’ rights and obligations with respect to the Performance Stock Units.

18.Governing Law.  The Award Documents shall be governed by and construed in accordance with the choice of law provisions set forth in the Plan.

19.Company Policies to Apply; Potential Clawback.  The sale of any shares of Common Stock received as payment under the Performance Stock Units is subject to the Company’s policies regulating securities trading by employees, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the shares of the Company’s Common Stock are then traded.  Participation in the Plan and receipt of remuneration as a result of the Performance Stock Units is also subject in all respects to any laws, regulations, or Company policies related to compensation clawbacks that may be in effect from time to time.

20.Section 409A Compliance.  The Performance Stock Units granted hereunder are intended to comply with or be exempt from the requirements of Section 409A, and the Award Documents shall be interpreted and administered in a manner consistent with such intent.  You shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with the Performance Stock Units granted hereunder (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.